UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  March 14, 2005

(Date of earliest event reported)

Specialty Laboratories, Inc.
(Exact name of registrant as specified in its charter)

California	001-16217	95-2961036
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27027 Tourney Road, Valencia, California	91355
(Address of Principal Executive Offices)	(Zip Code)

(661) 799-6543
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

                On March 14, 2005, the Board of Directors (the “Board”) of Specialty Laboratories, Inc. (the “Company”) adopted a new Board compensation plan for non-employee directors which is designed to assist in attracting and retaining active, high quality, independent members, and to more closely align individual directors’ compensation to their level of responsibility on the Board.

                Under the new Board compensation plan, the annual retainer for all non-employee directors has been reduced from $30,000 annually to $20,000 annually. In addition, each non-employee director will receive an additional $4,000 for each Board meeting attended in person, and $2,000 for each Board meeting attended by telephone that lasts more than one hour. Each member of the various committees of the Board shall also receive an additional $2,000 for each committee meeting lasting more than one hour (whether in person or by teleconference), except for those committee meetings held on the same day as a full Board meeting, in which case committee members shall not receive any additional compensation for attending the committee meeting. If the Company’s Secretary is a non-employee director, he or she will receive an additional $14,000 annual retainer for his or her services. If the Chairman of the Board is a non-employee director, he or she will receive an additional $50,000 annual retainer. Furthermore, the chairperson of each committee of the Board shall receive additional compensation as follows: Chairperson of the Audit Committee – an additional annual retainer of $15,000; Chairperson of the Compensation Committee – an additional annual retainer of $10,000; and Chairperson of the Nominating/Corporate Governance Committee – an additional annual retainer of $5,000. All retainers are paid to directors in quarterly installments in arrears. The Board compensation changes take effect at the beginning of the second quarter of 2005.

                The compensation plan adopted by the Board also provides grants of options to purchase shares of common stock of the Company, as follows: Chairman of the Board – an option to purchase 11,000 shares of the Company’s common stock annually; Chairperson of the Audit Committee – an option to purchase 4,000 shares of the Company’s common stock annually; Chairperson of the Compensation Committee – an option to purchase 3,000 shares of the Company’s common stock annually; and Chairperson of the Nominating/Corporate Governance Committee – an option to purchase 1,500 shares of the Company’s common stock annually. Such options shall vest in one installment on the first anniversary of the grant date, shall be exercisable for a period of one year following the cessation of Board service, and are in addition to the automatic annual option grants for non-employee directors set forth in the Company’s 2000 Stock Incentive Plan. The Board compensation plan also provides that each new and existing non-employee director shall be issued 5,000 restricted shares of the Company’s common stock annually, with such shares vesting in three equal annual installments on the anniversary date of the stock issuance. The Chairman of the Board shall be issued an additional 5,000 of such shares annually (i.e., a total of 10,000 shares annually), also vesting over three years.

                On March 17, 2005, the Board adopted a policy requiring all directors to own a minimum number of shares of the Company’s common stock to assist in further aligning the directors’ interests with the interests of the Company’s shareholders. The Board’s policy regarding stock ownership requirements is as follows: All non-employee directors shall be required to own, so long as they continue to serve as a director, a minimum of 6,000 shares of the Company’s common stock. Existing directors shall have up to one year from the adoption of the policy to fulfill the ownership requirement. Directors joining the Board subsequent to March 17, 2005 shall have one year from the date of their election to the Board to fulfill the ownership requirement. Grants of restricted stock and options to purchase stock (whether vested or unvested) shall not count towards fulfillment of the stock ownership requirement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 18, 2005

SPECIALTY LABORATORIES, INC.

By:	/s/ Nicholas R. Simmons
Nicholas R. Simmons
Vice-President & General Counsel